Exhibit 99.2

New York & Company, Inc. and Subsidiaries
Schedule of Consolidating Statements of Operations
- Fiscal Year 2007 (amounts in thousands, except per share amounts) -

(Unaudited)

	Three Months Ended May 5, 2007			Three Months Ended August 4, 2007			Three Months Ended November 3, 2007			Three Months Ended February 2, 2008			Twelve Months Ended February 2, 2008
	New York &		Consolidated	New York &		Consolidated	New York &		Consolidated	New York &		Consolidated	New York &		Consolidated
	Company	JasmineSola	Company	Company	JasmineSola	Company	Company	JasmineSola	Company	Company	JasmineSola	Company	Company	JasmineSola	Company
Net sales	$274,186	$9,776	$283,962	$284,966	$9,436	$294,402	$276,379	$10,601	$286,980	$359,413	$13,414	$372,827	$1,194,944	$43,227	$1,238,171
Cost of goods sold, buying and occupancy costs	194,743	10,776	205,519	206,275	9,296	215,571	194,263	8,066	202,329	256,458	16,796	273,254	851,739	44,934	896,673
Gross profit	79,443	(1,000)	78,443	78,691	140	78,831	82,116	2,535	84,651	102,955	(3,382)	99,573	343,205	(1,707)	341,498
Selling, general and administrative expenses	70,525	6,317	76,842	70,051	2,708	72,759	73,758	2,941	76,699	83,991	3,190	87,181	298,325	15,156	313,481
Loss from impairment charges related to JasmineSola	—	—	—	—	—	—	—	35,249	35,249	—	—	—	—	35,249	35,249
Operating income (loss)	8,918	(7,317)	1,601	8,640	(2,568)	6,072	8,358	(35,655)	(27,297)	18,964	(6,572)	12,392	44,880	(52,112)	(7,232)
Interest expense, net	261	—	261	219	—	219	437	—	437	283	—	283	1,200	—	1,200
Income (loss) before income taxes	8,657	(7,317)	1,340	8,421	(2,568)	5,853	7,921	(35,655)	(27,734)	18,681	(6,572)	12,109	43,680	(52,112)	(8,432)
Income tax provision (benefit)	3,480	(2,942)	538	3,385	(1,031)	2,354	2,630	(14,334)	(11,704)	7,509	(2,272)	5,237	17,004	(20,579)	(3,575)
Net income (loss)	$5,177	$(4,375)	$802	$5,036	$(1,537)	$3,499	$5,291	$(21,321)	$(16,030)	$11,172	$(4,300)	$6,872	$26,676	$(31,533)	$(4,857)
Basic earnings (loss) per share	$0.09	$(0.08)	$0.01	$0.09	$(0.03)	$0.06	$0.09	$(0.36)	$(0.27)	$0.19	$(0.07)	$0.12	$0.46	$(0.54)	$(0.08)
Diluted earnings (loss) per share	$0.08	$(0.07)	$0.01	$0.08	$(0.02)	$0.06	$0.09	$(0.35)	$(0.26)	$0.18	$(0.07)	$0.11	$0.44	$(0.52)	$(0.08)
Weighted average shares outstanding:
Basic shares of common stock	57,805	57,805	57,805	58,262	58,262	58,262	58,845	58,845	58,845	59,237	59,237	59,237	58,537	58,537	58,537
Diluted shares of common stock	60,869	60,869	60,869	60,954	60,954	60,954	61,074	61,074	61,074	61,214	61,214	61,214	61,028	61,028	61,028
As a percentage of net sales:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold, buying and occupancy costs	71.0%	110.2%	72.4%	72.4%	98.5%	73.2%	70.3%	76.1%	70.5%	71.4%	125.2%	73.3%	71.3%	103.9%	72.4%
Gross profit	29.0%	(10.2%)	27.6%	27.6%	1.5%	26.8%	29.7%	23.9%	29.5%	28.6%	(25.2%)	26.7%	28.7%	(3.9%)	27.6%
Selling, general and administrative expenses	25.7%	64.6%	27.0%	24.6%	28.7%	24.7%	26.7%	27.7%	26.7%	23.3%	23.8%	23.4%	24.9%	35.1%	25.3%
Loss from impairment charges related to JasmineSola	—%	—%	—%	—%	—%	—%	—%	332.5%	12.3%	—%	—%	—%	—%	81.6%	2.9%
Operating income (loss)	3.3%	(74.8%)	0.6%	3.0%	(27.2%)	2.1%	3.0%	(336.3%)	(9.5%)	5.3%	(49.0%)	3.3%	3.8%	(120.6%)	(0.6%)
Interest expense, net	0.1%	—%	0.1%	0.1%	—%	0.1%	0.2%	—%	0.2%	0.1%	—%	0.1%	0.1%	—%	0.1%
Income (loss) before income taxes	3.2%	(74.8%)	0.5%	2.9%	(27.2%)	2.0%	2.8%	(336.3%)	(9.7%)	5.2%	(49.0%)	3.2%	3.7%	(120.6%)	(0.7%)
Income tax provision (benefit)	1.3%	(30.0%)	0.2%	1.1%	(10.9%)	0.8%	0.9%	(135.2%)	(4.1%)	2.1%	(16.9%)	1.4%	1.5%	(47.7%)	(0.3%)
Net income (loss)	1.9%	(44.8%)	0.3%	1.8%	(16.3%)	1.2%	1.9%	(201.1%)	(5.6%)	3.1%	(32.1%)	1.8%	2.2%	(72.9%)	(0.4%)